As filed with the Securities and Exchange Commission on March 30, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, LLC

(Exact name of registrant as specified in its charter)

Delaware	20-8880053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan

(Full Title of the Plan)

John J. Suydam, Esq.

Chief Legal Officer

and Chief Compliance Officer

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Class A shares	45,000,000(2)	$19.00(2)	$855,000,000.00(2)	$99,266.00(2)
Class A shares	5,555,556(3)	$8.10(3)	$45,000,003.60(3)	$5,225.00(3)
Total				$104,491.00(3)

(1)	Class A shares represent Class A limited liability company interests, no par value per share, of Apollo Global Management, LLC. The Class A shares registered on this Registration Statement have been approved for issuance under the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Class A shares of Apollo Global Management, LLC, as may be issued with respect to the Class A shares being registered by way of share distributions, share splits or similar transactions. This Registration Statement does not cover an aggregate of 41,350,523 Class A shares subject to outstanding restricted stock unit awards that were granted under the Plan prior to the date hereof.

(2)	Class A shares underlying grants to be made under the Plan after the date hereof. Pursuant to Rule 457(h) under the Securities Act, the registration fee is calculated based on the initial public offering price per Class A Share set forth on the cover page of the Registrant’s prospectus dated March 29, 2011 and filed pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s initial public offering.

(3)	Class A shares subject to outstanding stock options. Pursuant to Rule 457(h) under the Securities Act, the registration fee is calculated based on the weighted average per-share exercise price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Apollo Global Management, LLC (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s prospectuses, which constitute a part of the Registrant’s Registration Statement on Form S-1 (File No. 333-150141), as amended (the “S-1 Registration Statement”), filed on March 21, 2011, under the Securities Act, and by any form of prospectus subsequently filed pursuant to Rule 424(b) under the Securities Act in connection with the S-1 Registration Statement; and

(b)	the description of the Class A shares under the heading “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35107), filed on March 21, 2011.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 107 of the Delaware Limited Liability Company Act empowers the Company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever. Pursuant to Section 6.20 of the Company’s Amended and Restated Limited Liability Operating Company Agreement (the “operating agreement”), the Company will generally indemnify its members, managers, officers, directors and affiliates of the managers and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events. The Company currently maintains liability insurance for its directors and officers.

Under the operating agreement, in most circumstances the Company will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: AGM Management, LLC, a Delaware limited liability company (the “Manager”); any departing manager; any person who is or was an affiliate of the Manager or any departing manager; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of the Company or its subsidiaries, the Manager or any departing manager or any affiliate of the Company or its subsidiaries, the Manager or any departing manager; any person who is or was serving at the request of the Manager or any departing manager or any affiliate of the Manager or any departing manager as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by the Manager. The Company has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. The Company has also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the assets of the Company. The Company may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the operating agreement.

The Company has entered into indemnification agreements with each of its executive officers and certain of its employees that set forth the obligations described above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Certificate of Formation of Apollo Global Management, LLC (incorporated by reference to Exhibit 3.1 of the Form S-1 filed by the Company on April 8, 2008 (File No. 333-150141) (the “Form S-1”))

4.2	Amended and Restated Limited Liability Company Operating Agreement of Apollo Global Management, LLC dated as of July 13, 2007 (incorporated by reference to Exhibit 3.2 of the Form S-1)

4.3	Amended and Restated Limited Liability Company Operating Agreement of AGM Management, LLC dated as of July 10, 2007 (incorporated by reference to Exhibit 10.1 of the Form S-1)

5.1	Opinion of O’Melveny & Myers LLP

10.1	Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan, as amended and restated as of March 10, 2011 (incorporated by reference to Exhibit 8.1 of the Form S-1/A filed by the Company on March 21, 2011)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 29th day of March 2011.

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC
its Manager

By:	BRH Holdings GP, Ltd.
its Sole Member

By:	/S/ JOHN J. SUYDAM
Name: John J. Suydam
Title: Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of March 2011.

Signature	Title

*	Chairman, Chief Executive Officer and Director (principal executive officer)
Leon D. Black

*	Director
Joshua J. Harris

*	Director
Marc J. Rowan

*	Vice Chairman and Director
Henry Silverman

*	Chief Financial Officer (principal financial officer)
Gene Donnelly

*	Chief Accounting Officer and Controller (principal accounting officer)
Barry J. Giarraputo

*	/S/ JOHN J. SUYDAM
as authorized by Power of Attorney filed as Exhibit 24.1 to this Registration Statement

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Certificate of Formation of Apollo Global Management, LLC (incorporated by reference to Exhibit 3.1 of the Form S-1 filed by the Company on April 8, 2008 (File No. 333-150141) (the “Form S-1”))

4.2	Amended and Restated Limited Liability Company Operating Agreement of Apollo Global Management, LLC dated as of July 13, 2007 (incorporated by reference to Exhibit 3.2 of the Form S-1)

4.3	Amended and Restated Limited Liability Company Operating Agreement of AGM Management, LLC dated as of July 10, 2007 (incorporated by reference to Exhibit 10.1 of the Form S-1)

5.1	Opinion of O’Melveny & Myers LLP

10.1	Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan, as amended and restated as of March 10, 2011 (incorporated by reference to Exhibit 8.1 of the Form S-1/A filed by the Company on March 21, 2011)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney